Exhibit 4.1

ARTICLES OF INCORPORATION

OF

INVESTORS TITLE COMPANY

We, the undersigned persons who are each over twenty-one (21) years of age, do make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

ARTICLE I

The name of the corporation shall be INVESTORS TITLE COMPANY.

ARTICLE II

The period of duration of the corporation shall be perpetual.

ARTICLE III

The purposes for which the corporation is organized are:

A. To exist, serve, act, and conduct business, as a holding corporation;

B. To purchase, own, and hold the stock of other corporations, and to do every act and thing covered generally by the denomination “holding corporation,” and especially to direct the operations of other corporations through the ownership of stock therein; to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares or voting trust certificates for shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation, or government and also bonds or evidences of indebtedness of the United States or of any state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the Corporation and while the owner thereof to exercise all the rights, powers, and privileges of ownership including the right to vote on any shares of stock or voting trust certificates so owned; to promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, voting trust certificates, or other securities or evidences of indebtedness shall be held by or for this Corporation, or in which, or in the welfare of which, this Corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of this Corporation.

C. To acquire by purchase, exchange, concession, easement, deed, assignment, contract, lease or otherwise, and hold, own, use, control, manage, improve, maintain and develop, mortgage, pledge, grant, sell, convey, exchange, assign, divide, lease, sublease, otherwise encumber and dispose of, and deal and trade in, tangible personal property, real estate improved or unimproved, lands, leaseholds, options, concessions, easements, tenements, hereditaments and interests in real, mixed, and personal property, of every kind and description wheresoever situated, and any and all rights therein.

D. The foregoing provisions of this Article III shall be construed both as purposes and powers and each as an independent purpose and power.  The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes, powers, privileges and rights of the corporation, and the corporation shall be authorized to exercise and enjoy all the powers, rights and privileges granted to, or conferred upon, corporations of a similar character by the laws of the State of North Carolina now or hereafter in force.
ARTICLE IV

The corporation shall be authorized to issue one million five hundred thousand (1,500,000) shares of common stock with a par value of Four and No/100 Dollars ($4.00) per share.

ARTICLE V

The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) in cash, or in property, tangible or intangible, of equivalent value.
ARTICLE VI

The shareholders of the corporation shall have no preemptive right to acquire additional or treasury shares of the corporation.

ARTICLE VII

The address of the initial registered office of the corporation is Northwestern Mutual Building, Chapel Hill, Orange County, North Carolina; and the name of the initial registered agent at such office is J. Allen Fine.

ARTICLE VIII

The number of directors of the corporation may be fixed by the bylaws, but shall not be less than three (3).  The number of directors constituting the initial Board of Directors shall be three (3), and the names and addresses of the persons who are to serve as directors until the first meeting of the shareholders, or until their successors are elected and qualified are:

NAME	ADDRESS
J. Allen Fine	Northwestern Mutual Building Chapel Hill, North Carolina
Harry W. Lewis, Jr.	1102 Englewood Avenue Durham, North Carolina
Kemp M. Causey	1907 Front Street, 2-D Durham, North Carolina

ARTICLE IX

The names and addresses of the incorporators are:

NAME	ADDRESS
J. Allen Fine	Northwestern Mutual Building Chapel Hill, North Carolina
Harry W. Lewis, Jr.	1102 Englewood Avenue Durham, North Carolina
Kemp M. Causey	1907 Front Street, 2-D Durham, North Carolina

IN WITNESS WHEREOF, we have hereunto set our hands and seals this the 22nd day of January, 1973.

/s/ J. Allen Fine (SEAL)
J. Allen Fine
/s/ Harry W. Lewis, Jr. (SEAL)
Harry W. Lewis, Jr.

NORTH CAROLINA

NASH COUNTY

I, Sally A. Maxwell, a Notary Public of said County and State, do hereby certify that J. ALLEN FINE, HARRY W. LEWIS, JR., AND KEMP M. CAUSEY, each personally appeared before me this day and acknowledged the execution of the foregoing instrument.

Witness my hand and notarial seal, this 22nd day of January, 1973.

/s/ Sally A. Maxwell
Notary Public
My commission expires:
April 27, 1975